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                                   EXHIBIT 12

Statement Setting Forth Computation of Ratio of Earnings to Fixed Charges for the periods set forth below:


                                                          Years ending December 31,               Three Months Ended March 31,
                                             --------------------------------------------------   ----------------------------
(Dollars in millions)                         1998       1997       1996       1995       1994          1999       1998
---------------------                        ------     ------     ------     ------     ------        ------     ------
Income:
      Income before provision for
        income taxes                         $104.6     $ 87.8     $ 74.9     $ 60.3     $ 41.1        $ 28.8     $ 20.7

Fixed charges                                 130.6      128.2      120.8      105.4      111.8          33.9       33.7

      Income before provision for
        income taxes and fixed charges       $235.2     $216.0     $195.7     $165.7     $152.9        $ 62.7     $ 54.4
                                             ---------------------------------------------------------------------------
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Fixed charges:
      Interest expense                       $126.7     $124.7     $117.3     $101.9     $108.3        $ 33.0     $ 32.5
      Preferred stock cash dividends            3.9        3.5        3.5        3.5        3.5           0.9        1.2
                                             ---------------------------------------------------------------------------
                                             ---------------------------------------------------------------------------
                                             $130.6     $128.2     $120.8     $105.4     $111.8        $ 33.9     $ 33.7
                                             ---------------------------------------------------------------------------
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Ratio of income before provisions
      for income taxes and fixed
      charges to fixed charges                 1.80       1.68       1.62       1.57       1.37          1.85       1.61
                                             ---------------------------------------------------------------------------
                                             ---------------------------------------------------------------------------

       We have computed these ratios by dividing earnings available for fixed charges for each period by fixed charges for that period. For purposes of these computations, we calculated "earnings" by adding our pre-tax income and our fixed charges. We calculated "fixed charges" by adding the interest we pay on our indebtedness, the amount we amortize for debt financing costs and our estimate of the amount of the interest within our rental expense.